Exhibit 99.1

ARRIS UPDATED STATUS OF MERGER-CONTROL PROCEEDINGS FOR PACE TRANSACTION

SUWANEE, GA – October 16, 2015 – ARRIS Group, Inc. (NASDAQ: ARRS), today provided an update on the status of the required merger-control clearances in connection with the pending Pace transaction. As previously disclosed, ARRIS and Pace have received the required clearances from regulators in Germany, Portugal and South Africa and have received requests for additional information from the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), as well as regulators in Brazil and Colombia. The parties continue to work to respond to these additional requests. As a result of the continuation of the process, ARRIS now believes that the closing of the transaction will not occur until late December or the first quarter of 2016.

ARRIS continues to believe that it will be able to obtain the necessary clearances, although no assurance can be provided that all required approvals will be obtained. The Antitrust Division’s current focus appears to be on certain optical transmission products of ARRIS and Pace. It is possible that, as a condition to the approvals, the governmental agencies may impose requirements, conditions or limitations on ARRIS’ business after the completion of the transaction which may include a divestiture. Such requirements could further delay the completion of the transaction or reduce the anticipated benefits of the combination.

“While we are disappointed in the potential delay in the timing for completion,” commented Bob Stanzione, ARRIS Chairman and CEO, “we believe that even if conditions are imposed, the transaction remains in the best interests of the shareholders. Based on our current understanding of the Antitrust Division’s areas of continued focus and given the opportunities for the combined business and the potential synergies, we believe that the non-GAAP EPS accretion ranges for the first 12 months following the combination, previously estimated and disclosed by ARRIS, continue to remain possible.”

About ARRIS

ARRIS Group, Inc. (ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. Together, we are inventing the future. For more information, visit www.arris.com.

No Offer or Solicitation

This release is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

Statements made in this press release, including those related to the timing for the closing of the transaction, the timing and process for, and likelihood of, receiving the required merger control clearances, and the potential synergies and opportunities and expected accretion are forward-looking statements. Actual results may differ materially from the results suggested by these statements for a variety of reasons, including decisions made by regulatory authorities; the requirements, conditions and limitations imposed by regulatory authorities upon ARRIS and its business after completion of the transaction; should ARRIS decide to divest a business or portion of a business, the uncertainties regarding any sale process, including price and timing; and the other risk factors described in ARRIS’ definitive proxy statement filed with the Securities & Exchange Commission on September 15, 2015. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information Regarding the Pace Transaction Filed with the SEC

In connection with the proposed acquisition of Pace, it is expected that the shares of ARRIS International (“New ARRIS”) to be issued by New ARRIS to Pace shareholders under the scheme will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof. In connection with the issuance of New ARRIS shares to ARRIS stockholders pursuant to the merger that forms a part of the transaction, New ARRIS has filed with the SEC a registration statement on Form S-4 that contains a prospectus of New ARRIS as well as a proxy statement of ARRIS relating to the merger that forms a part of the Combination, which we refer to together as the Form S-4/Proxy Statement.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. Those documents, if and when filed, as well as ARRIS’ and New ARRIS’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at ARRIS’ website at http://ir.arris.com. Security holders and other interested parties will also be able to obtain, without charge, a copy of the Form S-4/Proxy Statement and other relevant documents by directing a request by mail to ARRIS Investor Relations, 3871 Lakefield Drive, Suwanee, GA 30024 or at http://ir.arris.com. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

ARRIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Form S-4/Proxy Statement. Information about the directors and executive officers of ARRIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 9, 2015. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Form S-4/Proxy Statement.

Pace and New ARRIS are each organized under the laws of England and Wales. Some of the officers and directors of Pace and New ARRIS are residents of countries other than the United States. As a result, it may not be possible to sue Pace, New ARRIS or such persons in a non-US court for violations of US securities laws. It may be difficult to compel Pace, New ARRIS and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court or for investors to enforce against them the judgments of US courts.

Contact:

Bob Puccini

ARRIS Investor Relations

720-895-7787

bob.puccini@arris.com